Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TENNECO INC.

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Pursuant to Sections 242 and 245 of the Delaware Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Tenneco Inc., a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST: The name of the Corporation is Tenneco Inc.

SECOND: The Corporation filed its original Certificate of Incorporation under the name “NEW TENNECO INC.” with the Delaware Secretary of State on August 26, 1996 (the ”Original Certificate of Incorporation”).

THIRD: This Amended and Restated Certificate of Incorporation restates and amends the Original Certificate of this Corporation.

FOURTH: The Board of Directors of the Corporation adopted resolutions authorizing the Corporation to amend and restate the Original Certificate of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”) in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH: The stockholders of the Corporation approved and adopted the Restated Certificate at a special meeting in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalty of perjury that this Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accurate and accordingly has hereunto set his hand this 1st day of October, 2018.

TENNECO INC.

By:	/s/ Brandon B. Smith
Name:	Brandon B. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TENNECO INC.

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ARTICLE FIRST

The name of the corporation is Tenneco Inc.

ARTICLE SECOND

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

Section 1. The total number of shares of all classes of stock which the corporation shall be authorized to issue is 250,000,000 shares, divided into 175,000,000 shares of Class A Voting Common Stock, par value $0.01 per share (herein called “Class A Common Stock”), 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (herein called “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (herein called “Preferred Stock”).

Section 2. The Board of Directors of the corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3. Except as provided in this Article FOURTH, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

Section 4. Except as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting powers in respect thereof. Except as required by applicable law or any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 2 of this Article FOURTH, no holder of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

Section 5. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section 4 of this Article FOURTH).

Section 6. Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 7. The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law.

Section 8. Immediately upon any Transfer (as defined below), other than a Non-Converting Transfer (as defined below), of a share or shares of Class B Common Stock by the record holder thereof, such share or shares of Class B Common Stock shall automatically, without any further action on the part of the record holder or the transferee, convert into and become an equal number of shares of Class A Common Stock. Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a conversion event pursuant to this Section 8, represented one or more shares of Class B Common Stock subject to such conversion event shall, upon such Transfer, be automatically deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender, exchange or registration thereof or notification to any Person. The corporation, or any transfer agent of the corporation, shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a conversion event pursuant to this Section 8 and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock pursuant to this Section 8, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For purposes of this Section 8:

A. ”Affiliate” shall have meaning ascribed to such term in Rule 12b-2 under the Act as in effect on October 1, 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation).

B. ”Affiliated Holder” shall mean any controlled Affiliate of Icahn Enterprises L.P., or any successor thereto.

C. ”Non-Converting Transfer” shall mean any of the following: (i) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) control over the disposition of such shares and (2) the economic consequences of ownership of such shares (collectively, “Control”); (ii) any Transfer of shares of Class B Common Stock to an Affiliated Holder; or (iii) any Transfer of shares of Class B Common Stock made pursuant to Section 3.03(b)(v) of that certain Shareholders Agreement, dated as of October 1, 2018, by and among the corporation, American Entertainment Properties Corp., Icahn Enterprises Holdings L.P. and Icahn Enterprises L.P.

D. ”Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental authority, whether domestic or foreign.

E. ”Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Control over such share. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article Fourth: (i) the granting by a stockholder of a proxy to (y) officers or directors of the corporation at the request of the Board of Directors, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders; (ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Non-Converting Transfer” at such time; or (iii) any change in the trustees or the Person(s) acting as a fiduciary with respect to an Affiliated Holder having or exercising Control over shares of Class B Common Stock of an Affiliated Holder; provided that following such change such Affiliated Holder continues to be an Affiliated Holder.

Section 9. If the corporation does not consummate or abandons pursuit of the Spin-Off (as defined in that certain Membership Interest Purchase Agreement, by and among the corporation, Federal-Mogul LLC, American Entertainment Properties Corp. and Icahn Enterprises L.P., dated as of April 10, 2018) by the date that is 18 months after the date of this Amended and Restated Certificate of Incorporation, each record holder of shares of Class B Common Stock may convert a number of such shares into an equal number of shares of Class A Common Stock by delivering written notice to the corporation’s transfer agent that such record holder desires to convert such shares into the same number of shares of Class A Common Stock, setting forth the number of shares of Class A Common Stock to be issued to such record holder, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, and written confirmation from the corporation (not to be unreasonably withheld, conditioned or delayed) that such Spin-Off has not been consummated or has been abandoned (or such other evidence of the conditions to conversion set forth in this Section 9 as the transfer agent may reasonably require); provided that in no event shall a record holder of Class B Common Stock be entitled to convert a number of such shares into shares of Class A Common Stock pursuant to this Section 9 if such conversion would result in such record holder, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., American Entertainment Properties Corp. and any of their respective Affiliates (as defined in Rule 12b-2 under the Act as in effect on October 1, 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation)) owning (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise), in the aggregate, more than 15.0% of the corporation’s Class A Common Stock issued and outstanding immediately following such conversion. The corporation, or any transfer agent of the corporation, shall, upon delivery of such notice in accordance with this Section 9, and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form.

Section 10. Upon this Amended and Restated Certificate of Incorporation of the corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock, par value $.01 per share, of the corporation (“Old Common Stock”) issued immediately prior to the Effective Time shall be automatically reclassified as and converted into one (1) share of Class A Common Stock (“New Common Stock”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

ARTICLE FIFTH

Section 1. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than eight nor more than sixteen directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. For purposes of this Amended and Restated Certificate of Incorporation, the “entire Board of Directors” shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships. All directors shall be one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in accordance with the General Corporation Law of the State of Delaware. Any newly created directorship resulting from an increase in the number of directors may be filed by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Section 2. Notwithstanding the provisions of Section 1 of Article FIFTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto or the resolution or resolutions adopted by the Board of Directors applicable thereto.

Section 3. The Board of Directors shall be authorized to adopt, make, amend, alter, change, add to or repeal the By-Laws of the corporation, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.

Section 4. Unless and except to the extent that the By-Laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE SIXTH

Section 1. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation, and except as otherwise expressly provided in Section 2 of this Article SIXTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall, except as otherwise prohibited by applicable law, require the affirmative vote of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. The provisions of Section 1 of this Article SIXTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Amended and Restated Certificate of Incorporation or the By-Laws of the

corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs A or B are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the corporation’s outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph A is met:

A. The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

B. All of the following conditions shall have been met:

(i) the aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (a) and (b) below:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the ”Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

(ii) the aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (a), (b), (c) and (d) below:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

(b) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

(c) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (b), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

(d) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of this Paragraph B shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

(iii) the consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(iv) after the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(v) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the corporation.

(vi) Such Interested Stockholder shall not have made any major change in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

Section 3. The following definitions shall apply with respect to this Article SIXTH:

A. The term “Business Combination” shall mean:

(i) any merger or consolidation of the corporation or any Subsidiary as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $25,000,000 or more or constitutes more than five percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent of the stockholders’ equity (in the case of transactions in capital stock) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation or for any amendment to the corporation’s By-Laws; or

(iv) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, or

(v) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

B. The term “Capital Stock” shall mean all capital stock of the corporation authorized to be issued from time to time under Article FOURTH of this Amended and Restated Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the corporation generally.

C. The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

D. The term “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the corporation or any Subsidiary when acting in such capacity), who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

E. A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Section 3(D) of this Article SIXTH, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Section 3(E), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

F. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on October 1, 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation).

G. The term “Subsidiary” shall mean any company of which a majority of any class of equity securities are beneficially owned by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section 3(D) of this Article SIXTH, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the corporation.

H. The term “Continuing Director” shall mean any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

I. The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange, or, if such stock is not quoted on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act or quotation system on which such stock is listed or quoted, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

J. In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in Section 2(B)(i) and Section 2(B)(ii) of this Article SIXTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

Section 4. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article SIXTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

Section 5. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. The fact that any Business Combination complies with the provisions of Section 3(A) of this Article SIXTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

Section 7. For the purposes of this Article SIXTH, a Business Combination or any proposal to amend or repeal, or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, this Article SIXTH (collectively, “Proposed Action”), is presumed to have been proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the corporation who with respect to such Interested Stockholder would not qualify to serve as a Continuing Director or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

Section 8. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation), any proposal to amend or repeal, or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, this Article SIXTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder, provided, however, that this Section 8 shall not apply to, and such 66 2/3% vote shall not be required for, any amendment or repeal of, or the adoption of any provision inconsistent with, this Article SIXTH unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 3(H) of this Article SIXTH.

ARTICLE SEVENTH

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE EIGHTH

Section 1. Subject to the provisions of this Amended and Restated Certificate of Incorporation and applicable law, the corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article EIGHTH.

Section 2. Unless approved by a unanimous vote of the holders of the Class B Common Stock, the corporation will not (and shall be without authority to), directly or indirectly by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement, contract, or undertaking or through any other action:

A. diminish, impair, limit, restrict, avoid or seek to impair, limit, restrict or avoid, any of the rights, powers or privileges of the Class B Common Stock or the holders of Class B Common Stock hereunder or the observances or performance of any of the terms to be observed or preformed hereunder by the corporation; or

B. permit, allow or agree to the diminishment, impairment, limitation, restriction or avoidance of, the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in, facilitate and assure the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and the taking of all such action as may be necessary or appropriate in order to protect the rights, powers and privileges of the holders of the Class B Common Stock hereunder, including, without limitation, the conversion rights of the Class B Common Stock and the holders thereof.

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